Exhibit 10.1

AMENDMENT TO THE

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

WHEELER REIT, L.P.

AMENDED DESIGNATION OF SERIES B

CONVERTIBLE PREFERRED UNITS

July 14, 2016

Pursuant to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of the Series B Preferred Stock, without par value per share (the “Series B Preferred Stock”), of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, and the issuance to the General Partner of Series B Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series B Preferred Stock to the Partnership:

1. Designation and Number. A series of Preferred Units (as defined below), designated the “Series B Preferred Units,” is hereby established and effective as of April 29, 2014. The number of authorized Series B Preferred Units shall be 5,000,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement, including any amendments thereto. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles of Amendment” means the Articles of Amendment and Restatement of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on April 24, 2014, designating the terms, rights and preferences of the Series B Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6(a).

“Common Stock” means one share of common stock of beneficial interest of the General Partner.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Parity Units” shall have the meaning provided in Section 4.

“Partnership” shall mean Wheeler REIT, L.P., a Virginia Partnership.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 7.1 of the Partnership Agreement.

“Redemption Date” shall have the meaning provided in Section 7(a).

“Senior Units” shall have the meaning provided in Section 4.

“Series B Preferred Return” shall have the meaning provided in Section 5(a).

“Series B Preferred” shall have the meaning provided in the recital above.

“Series B Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall mean the Preferred Units designated by the Partnership on April 10, 2015, as effective as of June 10, 2013.

3. Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Partnership Common Units and to all Partnership Units the terms of which specifically provide that such Partnership Units shall rank junior to such Series B Preferred Units (the “Junior Units”); (b) on a parity with the Partnership’s Series A Preferred Units and any Preferred Units that are issued to the General Partner with terms that are substantially similar to the Series B Preferred Units (the “Parity Units”); and (c) junior to all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units shall rank senior to the Series B Preferred Units (the “Senior Units”).

5. Distributions.

(a) As of April 29, 2014, the Series B Preferred Units, to the extent outstanding, shall be entitled to receive when and as authorized by the General Partner, and declared by the Partnership out of funds of the Partnership legally available for payment, preferential cumulative cash distributions equal to 9.0% per annum, (the “Series B Preferred Return”). The Series B Preferred Return shall be payable quarterly, in equal amounts, on or about the 15th day of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Series B Preferred Unit Distribution Payment Date’’) for the period ending on such Series B Preferred Unit Distribution Payment Date, commencing on July 15, 2014. “Business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close. Any quarterly distribution payable on the Series B Preferred Units for any partial distribution period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable B Preferred Unit Distribution Payment Date occurs or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than 10 days prior to such Series B Preferred Unit Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distribution on the Series B Preferred Units shall be authorized by the General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on the Series B Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared and whether or not such is prohibited by agreement. Accumulated but unpaid distributions on the Series B Preferred Units will accumulate as of the Series B Preferred Unit Distribution Payment Date on which they become payable or on the date of redemption, as the case may be. Accrued but unpaid distributions on the Series B Preferred Units will not bear interest and holders of the Series B Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no distributions will be declared or paid or set apart for payment on any Junior Units or Parity Units of the Partnership (other than a distribution in Partnership Common Units or other Junior Units) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the B Preferred Units for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any Parity Units, all distributions declared upon the B Preferred Units and any Parity Units shall be declared pro rata so that the amount of distributions declared per B Preferred Unit and such Parity Units shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and such Parity Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Parity Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Partnership Common Units or other Junior Units of the Partnership) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Junior Units or the Parity Units, nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except (i) by conversion into or exchange for Partnership Common Units or other Junior Units of the Partnership, (ii) in connection with the redemption, purchase or acquisition of equity securities under incentive, benefit or share purchase plans of the General Partner for officers, trustees or employees or others performing or providing similar services, or (iii) by other redemption, purchase or acquisition of such equity securities by the General Partner for the purpose of preserving the General Partner’s status as a REIT). Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or stock, in excess of full cumulative distributions on the Series B Preferred Units as provided above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.

(e) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units or otherwise is permitted under Virginia law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series B Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference of (x) $25.00 per Series B Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of payment, in cash or property at its fair market value as determined by the General Partner before any distribution of assets is made to the Partnership Common Units or other Junior Units.

(b) If upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series B Preferred Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Units and any such other Parity Units ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full.

(c) Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series B Preferred Units and any Parity Units, any other series or class or classes of Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Units and any Parity Units shall not be entitled to share therein.

(d) None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7. Conversion. The Series B Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

(a) In the event that the Series B Preferred Stock of the General Partner is converted into Common Stock of the General Partner in accordance with the terms of the Articles of Amendment, then, concurrently therewith, an equivalent number of Series B Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of Partnership Common Units equal to the number of Common Stock issued upon conversion of such Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of Series B Preferred Stock into Common Stock is effective.

(b) No fractional units will be issued in connection with the conversion of Series B Preferred Units into Partnership Common Units. In lieu of fractional Partnership Common Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a Common Stock on the date the Series B Preferred Stock is surrendered for conversion by a holder thereof.

8. Priority Allocation.

Section 6.2 of the Partnership Agreement is hereby amended to include Section 6.2.D as follows:

D. Priority Allocation. After giving effect to the allocations set forth in Sections 6.4 hereof, but before giving effect to the allocations set forth in Section 6.2.A, Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 6.2.D for the current and all prior Partnership Years equals the aggregate amount of the Series A Preferred Return and Series B Preferred Return paid to or accrued by the General Partner for the current and all prior Partnership Years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on the accrued Series A Preferred Return and Series B Preferred Return with respect to the Series A Preferred Unit Distribution Payment Date and the Series B Preferred Unit Distribution Payment Date occurring in January if the General Partner sets the Distribution Record Dates for such Series A and Series B Preferred Unit Distribution Payment Dates on or prior to December 31 of the previous Partnership Year. For purposes of this Section 6.2.D, “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of the definition of “Net Income” herein.

9. Full Force and Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland real estate investment trust

By:	/s/ Jon S. Wheeler
Name:	Jon S. Wheeler
Title:	Chairman & CEO